Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Service Provider”, “Auditors”, and “Financial Highlights” in the Proxy/Prospectus included in this Registration Statement (Form N-14) and to the incorporation by reference of our report dated January 29, 2021 on the financial statements and financial highlights of Tortoise MLP & Energy Income Fund and Tortoise MLP & Energy Infrastructure Fund, included in the Annual Report to Shareholders for the fiscal year ended November 30, 2020 in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
April 5, 2021